As filed with the Securities and Exchange Commission on November 12, 2025

________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________________________

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina                        57-0425114
(State or other jurisdiction of incorporation             (I.R.S. Employer Identification No.)
organization)

104 S. Main St.                             29601
Greenville, South Carolina                         (Zip Code)
(Address principal executive offices)

World Acceptance Corporation 2025 Stock Incentive Plan
(Full title of the plan)
________________________________

Luke J. Umstetter
Senior Vice President, General Counsel,
Chief Compliance Officer and Secretary
World Acceptance Corporation
104 S. Main St.
Greenville, South Carolina 29601
Telephone: (864) 298-9800
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy of all communications to:

Kerry T. Wenzel
Alston & Bird LLP
One Atlantic Center
1201 W Peachtree St NE, Suite 4900
Atlanta, GA 30309
Tel: (404) 881-7000

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

EXPLANATORY NOTE

World Acceptance Corporation (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register for issuance under the World Acceptance Corporation 2025 Stock Incentive Plan (the “Plan”): (i) 400,000 shares of the Company’s common stock, no par value per share (“Common Stock”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC” or “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed by the Registrant on May 22, 2025;

•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed by the Registrant on August 6, 2025;

•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed by the Registrant on November 6, 2025;

•the Registrant’s Current Reports on Form 8-K, filed by the Registrant on May 1, 2025, June 13, 2025, July 24, 2025 (except for the disclosure under Item 2.02), August 22, 2025, and October 3, 2025;

•the description of the Registrant’s common stock, no par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37794), filed by the Registrant on October 18, 1991, including any amendment or report filed for the purpose of updating such description; and

•all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988, as amended (the “Business Corporation Act”), enables a corporation that has a class of voting shares registered pursuant to Section 12 of the Exchange Act to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve gross negligence, intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 33-8-330 of the Business Corporation Act (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s second amended and restated articles of incorporation contain provisions limiting the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

Sections 33-8-500 to 33-8-580 of the Business Corporation Act provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, in the case of criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A South Carolina corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s second amended and restated articles of incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the Business Corporation Act.

Section 33-8-570 of the Business Corporation Act authorizes the Registrant to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant. The Registrant has obtained policies insuring its directors and officers and directors and officers of its subsidiary companies, and the Registrant and its subsidiary companies to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Second Amended and Restated Articles of Incorporation of World Acceptance Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-107426) filed with the Commission on July 29, 2003)

4.2
Eighth Amended and Restated Bylaws of World Acceptance Corporation (incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-19599) filed with the Commission on November 8, 2018)

4.3	Specimen Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 33-42879) filed with the Commission on October 28, 1991)
5.1*	Opinion of Alston & Bird LLP
23.1*	Consent of RSM US LLP
23.2*	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1
World Acceptance Corporation 2025 Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-19599) filed with the Commission on July 23, 2025)

107*	Calculation of Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on November 12, 2025.

WORLD ACCEPTANCE CORPORATION

By: /s/ R. Chad Prashad
R. Chad Prashad
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Luke J. Umstetter and John L. Calmes, Jr., and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on November 12, 2025.

Signature	Title

President, Chief Executive Officer and Director
/s/ R. Chad Prashad	(Principal Executive Officer)
R. Chad Prashad
Executive Vice President and Chief Financial and Strategy Officer

/s/ John L. Calmes, Jr.	(Principal Financial Officer)
John L. Calmes, Jr.

Senior Vice President of Accounting
/s/ Scott McIntyre	(Principal Accounting Officer)
Scott McIntyre

/s/ Ken R. Bramlett, Jr.	Chairman of the Board of Directors
Ken R. Bramlett, Jr.

/s/ Beth Neuhoff	Director
Beth Neuhoff

/s/ Benjamin Robinson	Director
Benjamin Robinson

/s/ Scott J. Vassalluzzo	Director
Scott J. Vassalluzzo

/s/ Charles D. Way	Director
Charles D. Way

/s/ Darrell Whitaker	Director
Darrell Whitaker